Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Jane Seccombe (336) 741-5068	RAI 2014-17

RAI increases 2Q14 profitability

as key brands continue to advance;

Company tightens full-year guidance

WINSTON-SALEM, N.C. – July 29, 2014

Second Quarter 2014 – At a Glance

•	Adjusted EPS: Second quarter at $0.89, up 6.0 percent from prior-year quarter; first half at $1.60, up 2.6 percent

o	Excludes a one-time benefit from the NPM Partial Settlement, charges for Engle progeny lawsuits and implementation costs, and other special items*

•	Reported EPS: Second quarter at $0.92, up 9.5 percent; first half at $1.59, down 9.7 percent

•	RAI tightens 2014 guidance: Adjusted EPS range of $3.35 to $3.45 vs. prior $3.30 to $3.45

o	Excludes one-time benefit from NPM Partial Settlement, gain from discontinued operations and charges for implementation costs, Engle progeny lawsuits and other tobacco-related litigation

•	Gains on all operating companies’ key brands:

o	Camel share up 0.4 pts. at 10.2 percent

o	Pall Mall share up 0.1 pts. at 9.3 percent

o	Grizzly share up 0.7 pts. at 31.4 percent

o	Natural American Spirit share up 0.2 pts. at 1.6 percent

•	Other highlights:

o	R.J. Reynolds Vapor Company began VUSE national distribution

o	RAI announced July 15 agreement to acquire Lorillard, pursue technology-sharing initiative with British American Tobacco for next-generation products

* Special items are detailed in Schedule 2 and include a gain from discontinued operations and charges for tobacco-related and other litigation, as well as the 2013 one-time benefit from the partial settlement of the Master Settlement Agreement (MSA) Non-Participating Manufacturer (NPM) adjustment claims (NPM Partial Settlement).

All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in Schedules 2 and 3 of this release, which reconcile reported to adjusted results.

Reynolds American Inc. (NYSE: RAI) today announced second-quarter 2014 adjusted EPS of $0.89, up 6.0 percent from the prior-year quarter, as higher cigarette and moist-snuff pricing, and the ongoing benefit from the partial settlement of certain NPM Adjustment claims, more than offset lower cigarette volume and increased investment on the VUSE Digital Vapor Cigarette expansion.

Adjusted EPS excludes the one-time benefit from the NPM Partial Settlement with two additional states, and charges for Engle progeny lawsuits and implementation costs. Reported second-quarter EPS was $0.92, up 9.5 percent.

For the first half of 2014, adjusted EPS was $1.60, up 2.6 percent from the prior-year period, while reported EPS was $1.59, down 9.7 percent. First-half adjusted results exclude the above-referenced items, as well as the gain from discontinued operations and charges for other tobacco-related litigation.

RAI tightened 2014 adjusted EPS guidance in the range of $3.35 to $3.45, up 5.0 percent to 8.2 percent from 2013’s adjusted EPS of $3.19.

Second Quarter 2014 Financial Results – Highlights (unaudited) (all dollars in millions, except per-share amounts; for reconciliations, including GAAP to non-GAAP, see Schedules 2 and 3)
	For the Three Months Ended June 30			For the Six Months Ended June 30
	2014	2013	% Change	2014	2013	% Change
Net sales	$2,162	$2,179	(0.8)%	$4,097	$4,062	0.9%

Operating income
Reported (GAAP)	$836	$798	4.8%	$1,426	$1,685	(15.4)%
Adjusted (Non-GAAP)	808	800	1.0%	1,473	1,490	(1.1)%

Net income
Reported (GAAP)	$492	$461	6.7%	$855	$969	(11.8)%
Adjusted (Non-GAAP)	474	462	2.6%	860	860	0.0%

Net income per diluted share
Reported (GAAP)	$0.92	$0.84	9.5%	$1.59	$1.76	(9.7)%
Adjusted (Non-GAAP)	0.89	0.84	6.0%	1.60	1.56	2.6%

MANAGEMENT’S PERSPECTIVE

Overview

“Reynolds American turned in an excellent second quarter, with higher earnings and margin reflecting continued strong performance by our reportable business segments,” said Susan M. Cameron, president and chief executive officer of RAI. “The environment remains very competitive, and I’m particularly pleased to report that all of our companies’ key brands gained market share.”

On July 15, RAI announced plans to acquire Lorillard, Inc., and that it is also pursuing a techology-sharing agreement with British American Tobacco p.l.c. for next-generation products. “We’re very excited by these developments, which set the stage for the creation of additional value through meaningful synergies and attractive growth prospects,” Cameron said.

R.J. Reynolds Vapor Company’s VUSE Digital Vapor Cigarette continued to perform well in its initial markets in the emerging smoke-free category, a key dynamic in the transformation of the tobacco industry. VUSE began the first phase of its national expansion in June, and the next wave of distribution is scheduled for early September.

“The VUSE roll-out is progressing smoothly, and the brand is now in about 21,000 selected retail outlets,” Cameron said, noting that investment in VUSE will continue to impact RAI’s earnings in the second half of this year as the brand increases production capacity in line with its growing national presence.

Following the completion of a successful first half of the year, RAI tightened its 2014 guidance, announcing expected adjusted EPS growth of 5.0 percent to 8.2 percent over 2013’s adjusted results. Earnings projections take into account the spending on VUSE, as well as continued equity-building initiatives on RAI’s operating companies’ key brands.

“Our performance demonstrates the success of our strategy to optimize profitability, while investing in new high-margin platforms for long-term growth,” Cameron said. “In addition, RAI’s completion of its $2.5 billion share repurchase program during the quarter is further evidence of our commitment to returning value to our shareholders.”

Finally, the sampling model that the vendor uses to estimate RAI’s operating companies’ retail market share was revised in the second quarter. This better reflects overall market share trends, and primarily impacts moist-snuff market shares. The revision results in minor changes in absolute share levels, but does not materially change the overall share trends.

RJR Tobacco

RJR Tobacco’s second-quarter adjusted operating income increased 5.4 percent from the prior-year quarter, to $698 million, as higher pricing and lower MSA cost more than offset a decline in cigarette volume. Adjusted results exclude a one-time benefit of $34 million from the NPM Partial Settlement with two additional states, as well as charges of $2 million related to Engle progeny lawsuits and $4 million for implementation costs.

For the first half, the company’s adjusted operating income was up 2.3 percent from the prior-year period, at $1.25 billion. Adjusted results exclude the above-referenced items.

RJR Tobacco’s second-quarter adjusted operating margin increased 3.3 percentage points from the prior-year quarter, to 40.2 percent, bringing first-half adjusted operating margin to 38.0 percent, up 1.5 percentage points.

Second-quarter cigarette volumes were negatively impacted by one less shipping day, and a reduction in wholesale inventory levels. In addition, cigarette volumes continued to be negatively impacted by the economic pressures on consumers’ disposable income, as well as the growing demand for smoke-free alternatives.

As a result, RJR Tobacco’s second-quarter cigarette shipments declined 8.3 percent from the prior-year quarter, while industry volume declined 5.5 percent. Taking into account adjustments for wholesale inventory changes, RJR Tobacco estimates its volume was down about 6.8 percent, while industry volumes were down approximately 4.4 percent.

RJR Tobacco’s total cigarette market share was down 0.1 percentage points from the prior-year quarter, at 26.5 percent, but Camel and Pall Mall, the company’s growth brands, delivered additional market share gains.

The strong performance by Camel and Pall Mall resulted in an increase of 0.5 percentage points in their combined share, to 19.5 percent. These brands now make up over 70 percent of the company’s total cigarette portfolio.

Camel increased second-quarter market share by 0.4 percentage points from the prior-year quarter, to 10.2 percent, benefiting from growth in the brand’s premium menthol styles.

Camel SNUS maintained steady performance in the growing snus category, with market share remaining at about 80 percent in the quarter.

The Camel brand, which offers a wide range of experiences and bold innovations, is benefiting from the “Taste It All” marketing campaign launched late last year. “Taste It All” invites adult tobacco consumers to discover those blends and products, whether it be authentic Camel Blues, Camel Crush with its menthol capsule technology, or smoke-free Camel SNUS.

Pall Mall, the nation’s No. 1 value brand, increased second-quarter market share by 0.1 percentage points from the prior-year quarter, at 9.3 percent. Pall Mall offers adult tobacco smokers a true value proposition — a longer-lasting cigarette at an affordable price.

American Snuff

American Snuff’s second-quarter operating income increased 0.1 percent from the adjusted prior-year quarter, to $110 million. This brought first-half operating income to $212 million, up 4.3 percent from the adjusted prior-year period.

American Snuff’s second-quarter operating margin remained strong at 56.3 percent, bringing first-half adjusted operating margin to 55.7 percent.

Prior-year adjusted results for both periods exclude implementation costs.

The company’s second-quarter moist-snuff volume decreased 0.5 percent from the prior-year quarter, primarily due to one less shipping day and lower wholesale inventory levels. Moist-snuff industry growth remained at about 4 percent. Adjusting for wholesale inventory changes, American Snuff estimates that its moist-snuff volume increased by about 4.6 percent. The company increased its moist-snuff market share in the second quarter by 0.5 percentage points, to 34.4 percent.

American Snuff’s flagship Grizzly brand turned in another strong performance amid continued intense competition in the second quarter. Grizzly, which benefited from increased promotional support in response to the higher competitive activity, increased market share by 0.7 percentage points from the prior-year quarter, to 31.4 percent.

The recent national expansion of Grizzly Wide Cut Wintergreen is contributing to the brand’s growth, and Grizzly continues to perform particularly well in pouch sales.

Santa Fe

Santa Fe increased second-quarter operating income by 15.1 percent from the adjusted prior-year quarter, to $84 million, benefiting from higher volume and pricing.

For the first half, the company’s operating income increased 19.3 percent from the adjusted prior-year period, to $149 million.

Santa Fe’s second-quarter operating margin increased 0.4 percentage points from the adjusted prior-year quarter, to 49.6 percent, and that brought first-half operating margin to 49.0 percent.

Prior-year adjusted results for both periods exclude implementation costs.

Natural American Spirit continued to demonstate momentum. This undiscounted super-premium brand increased volume 7.9 percent, while adding market share of 0.2 percentage points from the prior-year quarter, to 1.6 percent.

Natural American Spirit offers distinctive additive-free natural tobacco styles, including styles made with organic tobacco that continue to provide positive momentum for the brand.

FINANCIAL UPDATE

Reynolds American’s second-quarter adjusted EPS of $0.89 was up 6.0 percent from the prior-year quarter, as higher pricing, the ongoing benefit from the partial settlement of certain NPM Adjustment claims, and the impact of the share repurchase program more than offset cigarette volume declines and increased investment on the VUSE expansion.

Adjusted EPS excludes the one-time benefit of $0.04 from the NPM Partial Settlement with two additional states, Kentucky and Indiana, and charges of $0.01 for Engle progeny lawsuits and implementation costs.

On a reported basis, second-quarter EPS was $0.92, up 9.5 percent.

For the first half, adjusted EPS was $1.60, up 2.6 percent from the prior-year period. This excludes the previously-referenced items, as well as the gain from discontinued operations and charges for other tobacco-related litigation.

RAI’s second-quarter adjusted operating margin rose 0.8 percentage points from the prior-year quarter, to 37.4 percent, reflecting the above-referenced items.

Other second-quarter financial highlights included:

•	RAI completed its $2.5 billion share repurchase program started in November 2011. The company purchased 4.8 million shares for $267 million in the second quarter, bringing the total purchased to 55.4 million shares for $2.5 billion, at an average price of $45.16.

•	The company ended the quarter with cash balances of $1.3 billion, and this takes into account R.J. Reynolds Tobacco Company’s MSA payment of $1.5 billion in April.

Thomas R. Adams, RAI’s chief financial officer, said that based on this successful first-half performance, RAI has tightened its guidance for the year. “We now expect 2014 adjusted EPS in the range of $3.35 to $3.45, from a previous $3.30 to $3.45,” he said.

This guidance excludes the one-time benefit from the NPM Partial Settlement, the gain from discontinued operations and charges for implementation costs, Engle progeny lawsuits and other tobacco-related litigation. Guidance also reflects the investment in VUSE, as well as initiatives that continue to build the equity of RAI’s operating companies’ key brands.

CONFERENCE CALL WEBCAST TODAY

Reynolds American will webcast a conference call to discuss second-quarter 2014 results at 9:00 a.m. Eastern Time on Tuesday, July 29, 2014. The call will be available live online on a listen-only basis. To register for the call, please go to http://www.reynoldsamerican.com/events.cfm. A replay of the call will be available on the site. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 390-5533 (toll free) or (678) 894-3969 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.

WEB DISCLOSURE

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

RISK FACTORS

Statements included in this report that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this document and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and RAI and its subsidiaries’ expectations, beliefs, intentions or future strategies that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements. These risks, contingencies and other uncertainties include:

•	the substantial and increasing taxation and regulation of tobacco products, including the regulation of tobacco products by the U.S. Food and Drug Administration (FDA);

•	the possibility that the FDA will issue regulations prohibiting menthol in cigarettes or the possibility that the FDA will require the reduction of nicotine levels or the reduction or elimination of other constituents, especially if RAI completes the Proposed Transactions, which refers to the consummation of the previously announced proposed transactions with RAI, Lorillard, Inc. (Lorillard), Imperial Tobacco Group PLC (Imperial) and British American Tobacco p.l.c. (BAT);

•	the possibility that the FDA will issue regulations extending the FDA’s authority over tobacco products to e-cigarettes, subjecting e-cigarettes to restrictions on, among other things, the manufacturing, marketing and sale of such products;

•	decreased sales resulting from the future issuance of “corrective communications,” required by the order in the U.S. Department of Justice case on five subjects, including smoking and health, and addiction;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the possibility that reports from the U.S. Surgeon General regarding the negative health consequences associated with cigarette smoking and second-hand smoke may result in additional litigation and/or regulation;

•	the possibility of being required to pay various adverse judgments in the Engle Progeny and/or other litigation;

•	the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of RJR Tobacco’s smokeless tobacco products) under the State Settlement Agreements;

•	the possibility that the Arbitration Panel’s Award reflecting the partial resolution of the NPM Adjustment disputes will be vacated or otherwise modified;

•	the possibility that the Arbitration Panel’s Final Award with respect to the states found to be non-diligent in connection with the 2003 NPM Adjustment will be vacated or otherwise modified;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a limited number of customers and potential loss of these customers;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace, such as Imperial if it acquires the brands and other assets it has agreed to purchase from RAI and Lorillard;

•	increased promotional activities by competitors, including manufacturers of deep-discount cigarette brands;

•	the success or failure of new product innovations, including the digital vapor cigarette, VUSE;

•	the success or failure of acquisitions or dispositions, which RAI or its subsidiaries may engage in from time to time, including RAI’s proposed acquisition of Lorillard and proposed divestiture of certain brands and other assets to Imperial;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the reliance on outside suppliers to manage certain non-core business processes;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf, and other raw materials and other commodities used in products;

•	the passage of new federal or state legislation or regulation;

•	the effect of market conditions on interest rate risk, foreign currency exchange rate risk and the return on corporate cash, or adverse changes in liquidity in the financial markets;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension and postretirement benefits accounting or required pension funding levels;

•	the substantial amount of RAI debt, including the additional debt expected to be incurred in connection with the Proposed Transactions;

•	decreases in the credit ratings assigned to RAI, and to the senior unsecured long-term debt of RAI, including an impact arising out of the additional indebtedness assumed or incurred in connection with the proposed acquisition of Lorillard;

•	changes in RAI’s historical dividend policy;

•	the restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of natural or man-made disasters or other disruptions, including disruptions in information technology systems or security breaches, that may adversely affect manufacturing or other operations and other facilities or data;

•	the loss of key personnel or difficulties recruiting and retaining qualified personnel;

•	the inability to protect adequately intellectual property rights;

•	the significant ownership interest of Brown & Williamson Holdings, Inc. (B&W), RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies;

•	the expiration of the standstill provisions of the governance agreement on July 30, 2014;

•	a termination of the governance agreement or certain of its provisions in accordance with its terms, including the limitations on B&W’s representation on RAI’s Board and its board committees;

•	RAI’s shareholder rights plan (which is expected to expire on July 30, 2014 by its terms) not applying to BAT and its subsidiaries, except in limited circumstances;

•	the expiration of the non-competition agreement between RAI and BAT on July 30, 2014;

•	additional risks, contingencies and uncertainties associated with the Proposed

Transactions that could result in the failure of the Proposed Transactions to be consummated or, if consummated, to have an adverse effect on the results of operations, cash flows and financial position of RJR Tobacco and RAI, including:

¡	the failure to obtain necessary shareholder approvals for the Proposed Transactions;

¡	the failure to obtain necessary regulatory or other approvals for the Proposed Transactions;

¡	the failure to satisfy required closing conditions or consummate the Proposed Transactions in a timely manner;

¡	the occurrence of any event giving rise to the right of a party to terminate a Proposed Transaction;

¡	the obligation to consummate the Proposed Transactions even if financing is not available or is available on terms other than those currently anticipated, including financing less favorable to RAI than its current commitments, due to the absence of a financing condition in connection with the Lorillard transaction;

¡	the possibility of selling the brands and other assets currently expected to be divested or which otherwise might be divested on terms less favorable than the Imperial transaction, due to the absence of a condition in connection with the Lorillard transaction that the Imperial transaction be consummated;

¡	the obligation to consummate the Proposed Transactions even if there are adverse governmental developments with respect to menthol in cigarettes;

¡	the possibility of management distraction as a result of the Proposed Transactions;

¡	the failure to realize projected synergies and other benefits from the Proposed Transactions;

¡	RAI’s obligations to indemnify Imperial for specified matters and to retain certain liabilities related to the divested brands and other assets;

¡	the effect of the announcement of the Proposed Transactions on the ability to retain customers and retain and hire key personnel, maintain relationships with suppliers, and on operating results and businesses generally.

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include two of the best-selling cigarettes in the United States: Camel and Pall Mall. These brands, and its other brands, including Winston, Kool, Doral, Salem, Misty and Capri, are manufactured in a variety of styles and marketed in the United States.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit 100% additive-free natural tobacco products, including styles made with organic tobacco.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the United States and Sweden, respectively, under the Zonnic brand name.

•	R.J. Reynolds Vapor Company makes and markets VUSE e-cigarettes, a highly differentiated vapor product.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn more about how Reynolds American and its operating companies are transforming the tobacco industry, visit Transforming Tobacco.

(financial and volume schedules follow)

Schedule 1

REYNOLDS AMERICAN INC.

Condensed Consolidated Statements of Income - GAAP

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net sales, external	$2,071	$2,087	$3,920	$3,889
Net sales, related party	91	92	177	173

Net sales	2,162	2,179	4,097	4,062
Cost of products sold	959	999	1,889	1,693
Selling, general and administrative expenses	364	380	777	681
Amortization expense	3	2	5	3

Operating income	836	798	1,426	1,685
Interest and debt expense	62	65	121	127
Interest income	(1)	(1)	(2)	(3)
Other expense, net	-	2	1	-

Income from continuing operations before income taxes	775	732	1,306	1,561
Provision for income taxes	283	271	476	592

Income from continuing operations	492	461	830	969
Income from discontinued operations, net of tax	-	-	25	-

Net income	$492	$461	$855	$969

Basic net income per share:
Income from continuing operations	$0.92	$0.84	$1.55	$1.77
Income from discontinued operations	$-	$-	$0.05	$-

Net Income	$0.92	$0.84	$1.60	$1.77

Diluted net income per share:
Income from continuing operations	$0.92	$0.84	$1.55	$1.76
Income from discontinued operations	$-	$-	$0.04	$-

Net Income	$0.92	$0.84	$1.59	$1.76

Basic weighted average shares, in thousands	533,311	546,320	535,037	548,837

Diluted weighted average shares, in thousands	534,765	548,002	536,824	550,726

Segment data:
Net sales:
R.J. Reynolds	$1,736	$1,792	$3,299	$3,350
American Snuff	195	194	379	361
Santa Fe	168	148	303	263
All Other	63	45	116	88

	$2,162	$2,179	$4,097	$4,062

Operating income:
R.J. Reynolds	$726	$663	$1,208	$1,421
American Snuff	110	107	212	200
Santa Fe	84	72	149	126
All Other	(49)	(19)	(88)	(23)
Corporate	(35)	(25)	(55)	(39)

	$836	$798	$1,426	$1,685

Supplemental information:
Excise tax expense	$927	$983	$1,773	$1,838
Master Settlement Agreement and other state settlement expense	$456	$521	$912	$789
Federal tobacco buyout expense	$51	$54	$106	$106
FDA fees	$33	$31	$67	$63

Schedule 2

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Results

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended June 30,
	2014			2013
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP results	$836	$492	$0.92	$798	$461	$0.84
The GAAP results include the following:
One-time benefit from the NPM Partial Settlement	(34)	(21)	(0.04)	(15)	(9)	(0.02)
Engle Progeny cases	2	1	-	4	2	-
Implementation costs	4	2	0.01	8	5	0.01
Tobacco Related and Other Litigation	-	-	-	5	3	0.01

Total adjustments	(28)	(18)	(0.03)	2	1	-

Adjusted results	$808	$474	$0.89	$800	$462	$0.84

	Six Months Ended June 30,
	2014			2013
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP results	$1,426	$855	$1.59	$1,685	$969	$1.76
The GAAP results include the following:
One-time benefit from the NPM Partial Settlement	(34)	(21)	(0.04)	(219)	(124)	(0.23)
Engle Progeny cases	71	45	0.08	7	4	0.01
Gain on discontinued operations	-	(25)	(0.04)	-	-	-
Implementation costs	8	5	0.01	12	8	0.01
Tobacco Related and Other Litigation	2	1	-	5	3	0.01

Total adjustments	47	5	0.01	(195)	(109)	(0.20)

Adjusted results	$1,473	$860	$1.60	$1,490	$860	$1.56

Condensed Consolidated Balance Sheets

(Dollars in Millions)

(Unaudited)

	Jun. 30,	Dec. 31,
	2014	2013
Assets
Cash and cash equivalents	$1,313	$1,500
Other current assets	2,145	2,155
Trademarks and other intangible assets, net	2,412	2,417
Goodwill	8,018	8,011
Other noncurrent assets	1,413	1,319

	$15,301	$15,402

Liabilities and shareholders’ equity
Tobacco settlement accruals	$1,248	$1,727
Other current liabilities	2,075	1,349
Long-term debt (less current maturities)	5,091	5,099
Deferred income taxes, net	710	658
Long-term retirement benefits (less current portion)	1,158	1,221
Other noncurrent liabilities	124	181
Shareholders’ equity	4,895	5,167

	$15,301	$15,402

Schedule 3

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Operating Income by Segment

(Dollars in Millions)

(Unaudited)

The R.J. Reynolds segment consists of the primary operations of R.J. Reynolds Tobacco Company, the second-largest tobacco company in the United States and which also manages a contract manufacturing business.

The American Snuff segment consists of the primary operations of American Snuff Company, LLC, the second-largest smokeless tobacco products manufacturer in the United States.

The Santa Fe segment consists of the primary operations of Santa Fe Natural Tobacco Company, Inc., which manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended June 30,
	2014			2013
	R.J. Reynolds	American Snuff	Santa Fe	R.J. Reynolds	American Snuff	Santa Fe

GAAP operating income	$726	$110	$84	$663	$107	$72

The GAAP results include the following:
One-time benefit from the NPM Partial Settlement	(34)	-	-	(15)	-	-
Engle Progeny cases	2	-	-	4	-	-
Implementation costs	4	-	-	5	2	1
Tobacco Related and Other Litigation	-	-	-	5	-	-

Total adjustments	(28)	-	-	(1)	2	1

Adjusted operating income	$698	$110	$84	$662	$109	$73

	Six Months Ended June 30,
	2014			2013
	R.J. Reynolds	American Snuff	Santa Fe	R.J. Reynolds	American Snuff	Santa Fe

GAAP operating income	$1,208	$212	$149	$1,421	$200	$126

The GAAP results include the following:
One-time benefit from the NPM Partial Settlement	(34)	-	-	(217)	-	(2)
Engle Progeny cases	71	-	-	7	-	-
Implementation costs	8	-	-	9	2	1
Tobacco Related and Other Litigation (1)	-	-	-	5	-	-

Total adjustments	45	-	-	(196)	2	(1)

Adjusted operating income	$1,253	$212	$149	$1,225	$202	$125

(1)	For the six month ended June 30, 2014, RAI and its operating companies recorded aggregate adjustments of $2 million in tobacco related and other litigation charges which is included in corporate costs.

Schedule 4

R.J. REYNOLDS CIGARETTE VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in billions):	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2014	2013	Units	%	2014	2013	Units	%
Camel	5.2	5.5	(0.2)	-4.4%	10.2	10.3	(0.1)	-1.2%
Pall Mall	5.3	5.6	(0.3)	-6.0%	10.1	10.4	(0.3)	-3.3%

Total growth brands	10.5	11.1	(0.6)	-5.2%	20.3	20.7	(0.5)	-2.3%

Other	5.1	5.9	(0.8)	-14.0%	9.7	11.2	(1.5)	-13.5%

Total R.J. Reynolds domestic	15.6	17.0	(1.4)	-8.3%	29.9	31.9	(2.0)	-6.2%

Total premium	9.1	9.9	(0.8)	-7.9%	17.4	18.5	(1.1)	-5.9%
Total value	6.5	7.2	(0.6)	-8.8%	12.5	13.4	(0.9)	-6.6%
Premium/total mix	58.2%	58.0%	0.2%		58.3%	58.1%	0.2%

Industry	67.5	71.5	(3.9)	-5.5%	128.6	134.2	(5.7)	-4.2%
Premium	48.6	50.9	(2.4)	-4.7%	92.1	95.6	(3.5)	-3.7%
Value	19.0	20.5	(1.5)	-7.5%	36.5	38.6	(2.1)	-5.5%
Premium/total mix	71.9%	71.3%	0.6%		71.6%	71.2%	0.4%

RETAIL SHARE OF MARKET *:	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2014	2013	Change		2014	2013	Change
Camel	10.2%	9.8%	0.4		10.1%	9.6%	0.4
Pall Mall	9.3%	9.3%	0.1		9.4%	9.2%	0.2

Total growth brands	19.5%	19.0%	0.5		19.5%	18.8%	0.6

Other	7.0%	7.6%	(0.6)		7.1%	7.7%	(0.6)

Total R.J. Reynolds domestic	26.5%	26.6%	(0.1)		26.6%	26.5%	0.0

*	As noted earlier this year, the projection universe that the company’s vendor uses to estimate RAI’s operating companies’ retail cigarette market shares has been revised for 2014, with the primary focus now on the convenience/gas channel, where the majority of tobacco products are purchased and brand-support investments are made. This revision resulted in higher absolute share levels on some of the companies’ key brands, but does not affect overall share trends. In the second quarter of 2014, at the request of R.J. Reynolds, the IRI/Capstone model was revised to better reflect actual retail sales. All data reflects this revision.

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Industry volume data based on information from Management Science Associates, Inc.

Retail shares of market are as reported by Information Resources Inc./Capstone.

Schedule 5

AMERICAN SNUFF MOIST-SNUFF VOLUMES

AND RETAIL SHARE OF MARKET

VOLUME (in millions of cans):

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2014	2013	Units	%	2014	2013	Units	%

Grizzly	109.4	109.6	(0.1)	-0.1%	215.8	204.5	11.4	5.6%
Other	11.8	12.2	(0.4)	-3.6%	22.3	22.9	(0.6)	-2.7%

Total moist snuff cans	121.2	121.8	(0.6)	-0.5%	238.1	227.3	10.8	4.7%

RETAIL SHARE OF MARKET *:	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2014	2013	Change		2014	2013	Change

Grizzly	31.4%	30.6%	0.7		31.5%	30.5%	1.0
Other	3.0%	3.2%	(0.2)		3.0%	3.2%	(0.2)

Total retail share of market	34.4%	33.8%	0.5		34.5%	33.7%	0.8

SANTA FE CIGARETTE VOLUMES

AND RETAIL SHARE OF MARKET

VOLUME (in billions):

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2014	2013	Units	%	2014	2013	Units	%

Natural American Spirit	1.0	0.9	0.1	7.9%	1.8	1.7	0.2	9.2%

RETAIL SHARE OF MARKET *:
	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2014	2013	Change		2014	2013	Change

Natural American Spirit	1.6%	1.4%	0.2		1.5%	1.3%	0.2

*	As noted earlier this year, the projection universe that the company’s vendor uses to estimate RAI’s operating companies’ retail cigarette market shares has been revised for 2014, with the primary focus now on the convenience/gas channel, where the majority of tobacco products are purchased and brand-support investments are made. This revision resulted in higher absolute share levels on some of the companies’ key brands, but does not affect overall share trends. In the second quarter of 2014, at the request of American Snuff and Santa Fe, the IRI/Capstone model was revised to better reflect actual retail sales. All data reflects this revision.

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Retail shares of market are as reported by Information Resources Inc./Capstone.